Exhibit 10.4

May 27, 2016

Dear Hy:

This letter amends and supplements your May 27, 2015, letter (“Offer Letter”) from Juno Therapeutics, Inc. (“Company”).

The fifth paragraph of the offer letter (beginning “You will be expected to base your employment . . . .”) is no longer in effect and is replaced by the following three paragraphs:

You will be expected to base your employment in Seattle and a condition of your employment with the Company is that you relocate to Seattle within 18 months after your Start Date. Provided that you complete your relocation to Seattle within that time period, the Company will provide you with relocation assistance through our partner, Relocation Coordinates International. Under separate cover, you will receive the Juno Therapeutics Relocation Program for Executives, which includes important relocation, transition, and moving information, along with a relocation tax summary. The Company also will provide you with an additional allowance of $5,000 for expenses incurred in preparation to place your Maryland home on the market, subject to documentation of expenses.

Many of the relocation, travel, and temporary living reimbursements made to you, or expenses paid on your behalf at any time by the Company (collectively, “Relocation Expenses”) may be considered taxable income. For this reason, if you relocate to Seattle within 18 months of your Start Date, the Company will provide tax assistance, also known as gross-up, to reduce certain tax liabilities incurred as a result of your relocation. This tax assistance is not required by law, and it is not intended to compensate you completely for all tax liabilities. Please note that no gross up will be provided for expenses incurred more than 18 months after your Start Date or if you do not relocate within 18 months of your Start Date.

The Relocation Expenses will be earned by you if you remain employed by the Company through the third anniversary of your Start Date, and may only be advanced to you if you are an employee of the Company on the date of reimbursement or payment by the Company. If you resign for any reason or are terminated for reasons related to your performance or conduct on or before the second anniversary of your Start Date, you will not earn and must return 100% of the Relocation Expenses. If you resign for any reason or are terminated for reasons related to your performance or conduct on between the second and third anniversaries of your Start Date, you will not earn and must return 50% of the Relocation Expenses. You authorize the Company to deduct any amount owed as an offset against your final paycheck. If the full amount owed is not deducted, you agree to repay the Company within 30 days after termination for any amount still owed, unless the Company agrees to other mutually satisfactory repayment arrangements.

Except as amended in this letter, all provisions of the Offer Letter will remain in full force and effect.

Sincerely,

/s/ Robin Andrulevich
Robin Andrulevich
Senior Vice President of People, Juno Therapeutics, Inc.

Agreed to and accepted:

Signature:	/s/ Hyam Levitsky

Printed Name:	Hyam Levitsky

Date: 6/22/16